Exhibit (h)(13)(ii)

AMENDMENT

This Amendment (the “Amendment”) is made and entered into as of the 16th day of November, 2016 between RBC Funds Trust (the “Trust”), a Delaware statutory trust, and RBC Global Asset Management (U.S.) Inc., a Minnesota Corporation (“RBC GAM (US)”).

WHEREAS, the Trust and RBC GAM (US) have entered into an amended and restated Expense Limitation Agreement dated as of October 1, 2014, as amended on August 3, 2015 (the “Agreement”); and

WHEREAS the Trust and RBC GAM (US) desire to amend the Agreement to add expense limitation arrangements for Class R6 Shares of the RBC Emerging Markets Equity Fund, RBC Global Opportunities Fund, RBC International Opportunities Fund, RBC BlueBay Emerging Market Select Bond Fund, RBC BlueBay Diversified Credit Fund (formerly “RBC BlueBay Total Return Credit Fund”), RBC Small Cap Value Fund, each a series of the Trust (the “R6 Funds”).

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. Class R6 Shares of the R6 Funds shall be subject to the following operating expense limits and the following initial terms:

Fund	Operating Expense Limit	Initial Term Through
RBC Emerging Markets Equity Fund	0.725%	July 31, 2018
RBC Global Opportunities Fund	1.00%	July 31, 2018
RBC International Opportunities Fund	0.95%	July 31, 2018
RBC BlueBay Emerging Market Select Bond Fund	0.85%	January 31, 2018
RBC BlueBay Diversified Credit Fund	0.95%	January 31, 2018
RBC Small Cap Value Fund	0.95%	January 31, 2018

After the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:	/s/ Kathleen A. Gorman
Name: Kathleen A. Gorman
Title: President

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Carol Kuha
Name: Carol Kuha
Title: Chief Operating Officer